Loan Agreement

[Unofficial Translation]

Agreement No.:

04090160-2009(Xushui) No.0001

Date: January 21, 2009

Borrower (Party A): Hebei Baoding Orient Paper Milling Co.,Ltd.

Residence (Address): Wuji Village, Xushui County, Hebei Province

Legal Representative: Zhenyong Liu

Lender (Party B): Industrial & Commercial Bank of China, Xushui Sub-branch

Residence (Address): No. 8, West Yongxing Road, Xushui County,Hebei Province

Legal Representative (Responsible Officer): Liwen Chen

Index

Item 1	Type of Loan
Item 2	Purpose of Loan
Item 3	Loan Amount and Term of Loan
Item 4	Interest Rate and Interest Accrual
Item 5	Repayment Sources and Repayment Method
Item 6	Guarantee
Item 7	Rights and Obligations for Both Parties
Item 8	Liabilities
Item 9	Effectiveness, Modification, Dissolution and Termination
Item 10	Settlement of Disputes
Item 11	Other Matters
Item 12	Supplementary Provisions

Party A is hereby applying for a loan from Party B due to his demand according to Item 2.1 hereunder in this Agreement. And Party B agrees to provide the loan to Party A. This Agreement is made in line with the «Agreement Law», «General Provisions of Loans»and relevant laws and regulations to specify the rights and obligations for both parties involved herein.

Item 1    Type of Loan

1.1	The loan in this Agreement is for medium-term or short-term Working Capital Loan.

Item 2    Purpose of Loan

2.1 The purpose of loan is to purchase raw material.

2.2 Without the written consent of Party B, Party A shall not alter the loan purpose identified in this Agreement.

Item 3     Loan Amount and Term of Loan

3.1 The amount of loan is RMB13,000,000 yuan (RMB Thirteen Million Yuan).

3.2 The term of loan in this Agreement is 12 months, from January 21, 2009 to January 20, 2010.

3.3 Party A shall make the drawdown in one time pursuant to Item 3.2. If not, as a result of any special reasons, party A can make the drawdown 3 days in advance or in delay which must be approved by Party B in written consent. The actual date of withdrawal and repayment due shall based on the date specified on the IOU. The IOU or loan check is an integral part of this Agreement. Where there is any inconsistency between IOU or loan check and this Agreement for any matters except date, the latter shall prevail.

Item 4    Interest Rate and Interest Accrual

4.1 The interest rate of this loan in this Agreement shall be calculated by daily which is from the actual date of drawdown to the actual number of days (daily rate = annual interest rate/360 days), and the interest should be settled by monthly. Interest settlement date is the 20th day of each month. If the settlement date is non-business day, then it will be postponed to the first next business day. While the loan becomes due, the interest will be settled together with the principal.

4.2 The borrowing interest rate in this Agreement will be fixed according to Item 4.2.1 hereunder.

4.2.1 The fixed annual interest rate is 6.372% which couldn’t be changed in the Agreement period.

4.3 In case of the People's Bank adjust the interest rate or rate-setting approach, then the interest rate will be settled under the relevant provisions of the People's Bank.

Item 5    Repayment Sources and Repayment Method

5.1 Party A’s sources of funds to repay the loan principal and interest is, but not limited to,

5.1.1 Sales income and other legitimate income,

5.2 Regardless of whether there are any other promises about party A’s fund sources in any agreements as one party, such agreements can’t affect Party A’s repayment obligations under this Agreement. No matter what situation, Party A shall not take Item 5.1 to refuse to fulfill its repayment obligations under this Agreement.

5.3 Party A should repay the interest in full and on time, as well as the loan principal pursuant to Item 5.3.1 hereunder.

5.3.1 Party A should repay the entire loan principal on January 20, 2010.

5.4 Party A should deposit sufficient interest and principal specified in this Agreement to the account opened with Party B, and authorize Party B the right to transfer the repayment from the account on the interest settlement date or repayment date.

Item 6    Guarantee

6.1 The manner of guarantee in this Agreement is mortgage.

6.2 Party A has obligations to actively assist Party B and make guarantor sign a guarantee agreement with Party B about the specific guarantee issues, for guarantee agreement no. 04090160- Year 2009Xushui (DI 0001).

6.3 In the event of any changes against Party B’s creditor's rights of the guarantee in this Agreement, upon Party B’s notice, Party A should provide another satisfactory guarantor according to Party B’s requirement.

Item 7    Rights and Obligations for Both Parties

7.1 Party A’s rights and obligations:

7.1.1 To withdraw and use the loan in accordance with term and purpose in this Agreement;

7.1.2 Any prepayment should be approved by Party B. Party A should compensate to Party B for losses from anticipated revenue and other costs;

7.1.3 Party A is responsible for the authenticity, accuracy, completeness of the provided materials during the loan review process;

7.1.4 Party A shall consciously accept the Party B’s investigation, understanding and supervision to the loan’s use condition in this Agreement;

7.1.5 Party A shall actively cooperate with Party B’s investigation, understanding and supervision related to its production, operation and financial situation, and has the obligation to provide the relevant income statement, balance sheet and other statements to Party B;

7.1.6 Party A shall pay off principal and interest according to the agreed settlement in this Agreement;

7.1.7 Party A shall bear the relevant expenditures of this Agreement, including but not limited to justice fee, identification fee, evaluation fee, registration fee and others;

7.1.8 For any collection letters or collection files sent off or delivered in other ways by Party B, , Party A shall deliver back the acknowledgement of receipt  in 3 days after receipt;

7.1.9 In case of any actions that may affect Party B’s interest, such as leasing, shareholding reform, pool, merger, acquisition,joint-ventured,separation, capital reduction, changes in shareholder structure, significant transfer of assets and others, Party A shall notice Party B at least 30 days in advance and obtain the written consent from Party B. Otherwise, Party A can not carry out any such actions before paying off all the debts;

7.1.10 Party A shall provide Party B a written notice in 7 days after any changes on business address, mailing address, business scope, legal representative, etc.

7.1.11 In event of any matters which have danger to the normal operation or adverse effect on the repayment obligation under this Agreement, including but not limited to significant economic disputes, bankruptcy, financial situation deteriorated and so on, Party A shall notify Party B in written notice immediately.

7.1.12 Within 5 days after out of business, dissolution, suspension of business, business license revoked or canceled, Party A shall notify Party B in written notice and ensure to pay off all principal and interest immediately.

7.2	Party B’s rights and obligations:

7.2.1 Party B has the right to request Party A to provide all materials related to this loan;

7.2.2 Party B has the right to transfer all the payable fees from Party A’s account, including loan principal, interest, compound interest, default interest  and others pursuant to this Agreement or related laws and regulations;

7.2.3 Party B has the right to implement credit sanctions, inform the relevant departments, and disclose collection letters through any media, in case of any evading supervision, defaulting the loan principal or other serious breaches made by Party A;

7.2.4 Party B shall provide Party A the loan in full and on time according to this Agreement(except for any delay made by Party A);

7.2.5 Party B shall keep confidential for all materials and information related to its debts, financial statements, productions and operations provided by Party A, except for those agreed in this Agreement or stipulated in laws and regulations.

Item 8    Liabilities

8.1 Upon the effectiveness of this Agreement, the both parties shall be subject to the obligations set forth in this Agreement. Either party that fails to comply with the obligations shall assume the liabilities pursuant to the applicable laws.

8.2 If Party A fails to transact or drawdown the loans in accordance with item 3.3, Party B shall has the right to accrue the delay penalty which is calculated by the interest set forth in this Agreement.

8.3 If Party B fails to transact or drawdown the loans in accordance with item 3.3, Party B shall pay the delay penalty which is calculated by the interest set forth in this Agreement.

8.4 If Party A prepay the loans under this Agreement without prior written consent by Party B, then Party B shall has the right to accrue the interest in accordance with the loan period and the interest rate set forth in this Agreement.

8.5 If Party A fails to pay off all the principal or interest when the payment is due, Party B shall has the right to make a deadline for the repayment, and Party B shall be authorized by Party A to deduct the capitals from the bank account of Party A at the Industrial and Commercial Bank of

China and all of its branches, for the purpose to compensate for the loan under this Agreement. Meanwhile, Party A shall pay penalty interest with an additional interest rate of 30% on the basis of the interest set forth in this Agreement, and shall pay compounding interest for the unpaid interest with an additional interest rate of 30% on the basis of the interest set forth in this Agreement.

8.6 If Party A fails to use the loan in accordance with the agreed purpose, Party B shall has the right to suspend the release of the loan, or take part of or entire of loan back, or cancel the loan or terminate this Agreement in advance, and Party A shall pay penalty interest with an additional interest rate of 50% on the basis of the interest set forth in this Agreement for the loan that are not used in accordance with the agreed purpose, and shall pay compounding interest for the unpaid interest with an additional interest rate of (50%-100%)on the basis of the interest set forth in this Agreement.

8.7 For any interest that Party A fails to pay off on a timely basis shall be accrued by compounding interest in accordance with the interest set forth in this Agreement; and when the loan is overdue, the compounding interest shall be calculated in accordance with the interest set forth in item 8.5.

8.8 If the circumstance in item 8.5 and 8.6 happens at the same time, Party B shall choose the more severe one as a penalty, instead of the both.

8.9 In case of any of the following circumstances made by Party A, Party A shall rectify and take remedial measures to satisfy Party B’s requirement. Otherwise, Party B shall has the right to take back part of or entire of the loan in advance, and any parts that cannot be taken back, shall be accrued by penalty in accordance with the interest of the overdue loan on a daily basis.

8.9.1 To provide Party B with false or concealing important facts balance sheet , income statement, and other financial information;

8.9.2 Fail to corporate with or reject to accept the supervision by Party B for Party A’s production, operation and financial activities;

8.9.3 Assign or dispose or threatened to assign or dispose the essential parts of its owned assets, without the prior written consent by Party B;

8.9.4 The essential part or all of the assets are possessed by other creditors, or taken over by the designated trustee, receiver or similar person, or the assets are seizure or frozen, all of which may cause Party B to suffer serious losses;

8.9.5 Any actions such as leasing, shareholder structure reforming, associating, merger, acquiring,joint-ventured,separating, capital reduction, changes in shareholder structure, significant transfer of assets, and other actions taken by Party A that shall cause an adverse effect on Party B’s interest and claims;

8.9.6 Any changes on business address, mailing address, business scope, legal representative or significant external investments, all of which may materially affect or threatens Party B’s claims;

8.9.7 Significant economic disputes, and deteriorating financial situation, which make Party B’s claims suffer from adverse effect and threat;

8.9.8 Other matters that shall make Party B’s claims suffer from adverse effect or serious losses.

Item 9	Effectiveness, Modification, Dissolution and Termination

9.1 This Agreement shall take effective after signatures and seals are made by both parties; If guarantee agreement is required, then this Agreement shall take effective upon the effectiveness of the guarantee agreement. And this Agreement will be terminated after all of the principal, interest, compounding interest, penalty interest, liquidated damage, and other fees by paid off.

9.2 Party B shall has the right to terminate this Agreement, upon the occurrence of the following events:

9.2.1 Party A suffer from any recession, dissolution or the revoke of the business license;

9.2.2 The changes of the guarantee agreement, which shall have an adverse effect on Party B’s right of credit, and Party A do not provide new guarantee according to Party B’s requirement;

9.2.3 The failure by Party A to pay off the loan on a timely basis, or the failure to use the loan in accordance with the agreed purpose, or failure to pay the interest, or other breaches of this

Agreement.

9.3 If Party A request a deferred payment, then Party A shall provide a written application 30 days in advance of the maturity and the guarantor’s written representation to agree to continue guarantee. After review by Party B and an Extension Agreement to be executed, thus the loan under this Agreement shall be deferred. This Agreement shall continue to be effective before the Extension Agreement is executed.

9.4 Upon the effectiveness of this Agreement, neither Party A or Party B shall change or early terminate this Agreement, unless as otherwise stipulated in this Agreement; If it is indeed necessary to change or terminate the provisions set forth in this Agreement, the both parties shall discuss it and reach a written agreement. The provisions set forth in this Agreement shall continue to be effective, before the written agreement is executed.

Item 10 Settlement of Disputes

The disputes arising from the execution of this Agreement shall be settled through friendly consultation by both parties. In case no settlement can be reached, the disputes shall be resolved through the methods set forth in item 10.1.2 hereunder.

10.1.1 The disputes shall be submitted to ----------------for arbitration.

10.1.2 The disputes shall be settled through litigation by the courts located in the Party B’s address.

Item 11  Other Matters

11.1 In the case of any material changes occurred from Party A’s profitability, assets liabilities ratio, current ratio, accounts receivable turnover ratio, inventory turnover ratio, net cash flow in operating activities, shareholder structure, production-operations or external investments, that will make adverse effect for the safe of this loan, then Party B shall has the right to declare the acceleration of maturity, to reject the new drawdown requests, and to request Party A to prepay part of or all of the loans that have been advanced, or request a legal, full value, and valid guarantee that should be accepted by Party B.

11.2 If Party A breaches safely producing law, environmental protection law and other relative laws or regulations, regulatory rules or industry standard, and such action result in accidents and may cause adverse material affect to fulfill its obligations under this Agreement, Party A shall notify Party B such affect in time. Party B shall has the right to adopt any one or more items of the following actions based on its valuation on Party A’s credit status and ability to fulfill obligations: suspend to release un-released loans, declare loan maturity in advance, withdraw part of or all of release loans in advance, terminate this Agreement , or other necessary actions considered by Party B.

Item 12 Supplementary Provisions

12.1 The exhibits shall be integral parts of this Agreement, and shall be deemed to have the same legal effect.

12.2 In the performance of this Agreement, if any of drawdown date and repayment date is not a banking business day, then it will be postponed to the first next business day.

12.3 This Agreement is executed in three copies , each of them held by Party A, Party B and Trade and Industry Bureau of Xushui, are equally authentic.

Party A: Hebei Baoding Orient Paper Milling Co., Ltd.

(Seal)

Legal representative: Zhenyong Liu (Seal)

Date: January 21, 2009

Party B: Industrial & Commercial Bank of China, Xushui Sub-branch

(Seal)

Legal Representative (Responsible Officer): Liwen Chen (Seal)

Date: January 21, 2009